Exhibit 11

      STATEMENT REGARDING SUPPLEMENTAL COMPUTATION OF EARNINGS PER SHARE

                                                         Historical
                                                ------------------------------
                                                  Primary       Fully Diluted
                                               --------------   --------------
For the three months ended March 31, 1997:
Weighted average number of common shares
outstanding                                       21,550,171       21,550,171
Common stock equivalents                             200,306          314,573
                                               --------------   --------------
                                                  21,750,477       21,864,744
                                               ==============   ==============

Net income                                        $1,786,000       $1,786,000
                                               ==============   ==============

Net income per common share                            $0.08            $0.08
                                               ==============   ==============

For the three months ended March 31, 1996:
Weighted average number of common shares
outstanding                                       21,019,279       21,019,279
                                               ==============   ==============

Net income (loss)                               $(22,798,000)    $(22,798,000)
                                               ==============   ==============

Net income (loss) per common share                    $(1.08)          $(1.08)
                                               ==============   ==============